Exhibit 3.76

LIMITED LIABILITY COMPANY AGREEMENT

OF

EJP LLC

This Limited Liability Company Agreement of EJP LLC (the “Company”), dated as of July 22, 2014 (this “Agreement”) is made by Promus Hotels LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.

WHEREAS, prior to the date hereof, EJP Corporation (the “Other Entity”) was formed as a Delaware corporation by the filing of its certificate of incorporation with the Secretary of State of the State of Delaware;

WHEREAS, on the date hereof, the Other Entity was converted to a limited liability company agreement pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”), by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion and a Certificate of Formation (the “Conversion”);

WHEREAS, pursuant to the Conversion, the Member became the sole member of the Company, the capital stock of the Other Entity was converted into limited liability company interests, and the Member became the sole owner of all the limited liability company interests in the Company; and

WHEREAS, pursuant to this Agreement, the Member agrees as follows:

1. Name. The name of the Company shall be EJP LLC, or such other name as the Member may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall initially be located at 7930 Jones Branch Drive, McLean, Virginia 22102, and the Company’s business shall be conducted from such place or such other places as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware shall be located at c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington,

Delaware. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Services Company, 271 l Centerville Road, Suite 400, Wilmington, Delaware. The Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5. Members. The sole member of the Company as of the date hereof is the Member, whose business address is 7930 Jones Branch Drive, McLean, Virginia 22102. Additional members may be admitted to the Company with the consent of, and on such terms and conditions as shall be determined by, the Member in its sole and absolute discretion.

6. Term. The term of the Company shall commence on the date of this Agreement (which is the date of filing of the certificate of formation of the Company) and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company. In accordance with Section 18-402 of the Act, the business and affairs of the Company shall be managed and controlled by the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

8. Capital Contributions. The Member shall make capital contributions to the Company in such amounts and at such times as the Member determines in its sole and absolute discretion, which amounts shall be set forth in the books and records of the Company.

9. Resignation. The Member shall not resign from the Company except upon the transfer of all of his interests in the Company or the concurrent dissolution of the Company.

10. Distributions. The Member may receive distributions in cash or in kind in such amounts and at such times as the Member shall determine in its sole and absolute discretion, subject to the requirements of Section 18-607 of the Act and other applicable law.

11. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) occurrence of an event with respect to the Member causing a dissolution of the Company under Section 18-801 of the Act; or

(b) the resignation of the Member pursuant to Section 9 of this Agreement.

12. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Member and officer, in each case in his, her or its capacity as such, any affiliate of a Member or officer and any entity of which an officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing (any of the foregoing, a “Covered Person”) from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in connection with the business or affairs of the Company or its controlled affiliates or the activities of such Covered Person on behalf of the Company; provided, that indemnification hereunder and the advancement of expenses under Section 13 shall be recoverable only from the assets of the Company and not from assets of the Member.

13. Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in Section 12 (other than a claim, demand, action, suit or proceeding brought by the Company against the Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 12.

14. Insurance. The Company may, or may cause an affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Member may, in its discretion, deem reasonable.

15. Amendments. This Agreement may be amended only upon the written consent of the Member.

16. Authorized Person. Sean Dell’Orto is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed a certificate of formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware, his/her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

17. Officers. The initial officers of the Company shall be designated by the Member, and are listed on Exhibit A hereto. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Member), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Member.

18. Miscellaneous. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent expressly required by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware. This Agreement constitutes the entire understanding and agreement by the Member with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written, with respect to such subject matter. Each provision of this Agreement shall be considered separable from the other provisions of this Agreement, however, if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation of or affect the portions of this Agreement that are valid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first above written.

MEMBER:

PROMUS HOTELS LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name: Sean Dell’Orto
Title: Senior Vice President and Treasurer

Signature Page to LLC Agreement

EJP LLC

EXHIBIT A

Initial Officers

Chief Executive Officer and President	Christopher Nassetta
Executive Vice President and Chief Financial Officer	Kevin J. Jacobs
Executive Vice President, General Counsel and Secretary	Kristin Campbell
Senior Vice President and Treasurer	Sean Dell’Orto
Senior Vice President	W. Steven Standefer
Senior Vice President	Keith Clampet
Senior Vice President	Joseph Berger
Assistant Secretary	Owen Wilcox
Assistant Treasurer	R. Deanne Brand
Assistant Treasurer	Fred Schacknies
Assistant Treasurer	Alexandra Neely
Assistant Treasurer	Justin Hensley